UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 18, 2004

COBRA ELECTRONICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-511	36-2479991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 West Cortland Street, Chicago, Illinois	60707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (773) 889-8870

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events and Required FD Disclosure.

On February 18, 2004, Cobra Electronics Corporation (the “Company”) entered into Amendment No. 4 (the “Amendment”) to the Loan and Security Agreement dated January 31, 2002 (the “Loan Agreement”), by and among the Company, as borrower, LaSalle Bank National Association, as agent, and the financial institutions from time to time a party thereto, as lenders (the “Lenders”). The Amendment extends the term of the Loan Agreement to January 31, 2006 and reduces the maximum loan limit under the Loan Agreement from $55 million to $45 million. Pursuant to the Amendment, the applicable interest rate on borrowings under the Loan Agreement has been reduced by .25% per annum.

In addition, the Amendment modifies the financial covenant contained in the Loan Agreement relating to earnings of the Company, to reduce the minimum requirement for EBIT (as defined in the Loan Agreement) to $2.9 million for the twelve month period ended December 31, 2003 and to $2.2 million, $1.8 million, $2.95 million and $3.15 million for the twelve month periods ended March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004, respectively. The Amendment provides that the Company shall have EBIT of not less than $3.3 million for each of the twelve month periods ended March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005. In addition, the Amendment provides that the Company shall have EBIT of not less than negative $1.6 million for each single calendar quarter through December 31, 2005. If the minimum EBIT covenant had not been modified pursuant to the Amendment, the Company would not have been in compliance with the covenant based on its results for the twelve month period ended December 31, 2003. A copy of the Amendment is included as an exhibit hereto and incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

(a) Exhibits.

10-1	Amendment No. 4 to the Loan and Security Agreement dated January 31, 2002, by and among Cobra Electronics Corporation, as borrower, LaSalle Bank National Association, as agent, and the financial institutions from time to time a party thereto, as lenders.

99-1	Press release, dated February 20, 2004, issued by Cobra Electronics Corporation.

Item 12.	Results of Operations and Financial Condition.

On February 20, 2004, the Company released earnings information for the year ended December 31, 2003. A copy of the Company’s press release is attached hereto as Exhibit 99-1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBRA ELECTRONICS CORPORATION

Date: February 23, 2004	By:	/s/ MICHAEL SMITH

Michael Smith Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit No.

10-1	Amendment No. 4 to the Loan and Security Agreement dated January 31, 2002, by and among Cobra Electronics Corporation, as borrower, LaSalle National Bank, as agent, and the financial institutions from time to time a party thereto, as lenders.

99-1	Press release, dated February 20, 2004, issued by Cobra Electronics Corporation.